Contact:  Walter H. Hasselbring, III
                 (815) 432-2476

IF BANCORP, INC. ANNOUNCES RESULTS FOR FISCAL YEAR ENDED JUNE 30, 2012

IF Bancorp, Inc. (NASDAQ: IROQ) (the “Company”) the holding company for Iroquois Federal Savings and Loan Association  (the “Association”), announced net income of $1.4 million, or $.32 per basic and diluted share for the fiscal year ended June 30, 2012, compared to $2.8 million earned by the Association for the fiscal year ended June 30, 2011.

For the year ended June 30, 2012, net interest income was $14.2 million compared to $12.0 million for the year ended June 30, 2011.  The provision for loan losses decreased to $1.1 million for the year ended June 30, 2012, from $1.4 million for the year ended June 30, 2011.  Interest income increased to $18.0 million for the year ended June 30, 2012, from $16.9 million for the year ended June 30, 2011.  Interest expense decreased to $3.8 million for the year ended June 30, 2012, from $5.0 million for the year ended June 30, 2011.  Non-interest income decreased to $3.7 million for the year ended June 30, 2012, from $3.8 million for the year ended June 30, 2011.  Non-interest expense increased to $14.8 million for the year ended June 30, 2012, from $10.2 million for the year ended June 30, 2011.  This increase was primarily due to a contribution to our newly established charitable foundation, Iroquois Federal Foundation, Inc., of 314,755 shares of IF Bancorp, Inc. stock (valued at $3,147,550 at the time of conversion) as well as a cash donation of $450,000 from the Association.  For the year ended June 30, 2012, income tax expense totaled $559,000 compared to $1.4 million for the year ended June 30, 2011.

Total assets at June 30, 2012 were $511.3 million compared to $510.8 at June 30, 2011.  Cash and cash equivalents decreased to $8.2 million at June 30, 2012, from $60.5 million at June 30, 2011.  This large decrease was a result of our mutual-to-stock conversion that closed on July 7, 2011.  The stock offering in connection with the conversion was oversubscribed which resulted in $68.9 million in over subscriptions being refunded to subscribers shortly after the closing of the conversion.  Investment securities increased to $223.3 million at June 30, 2012, from $190.3 million at June 30, 2011.  Net loans receivable increased to $258.9 million at June 30, 2012, from $240.0 million at June 30, 2011.  Deposits decreased to $344.5 million at June 30, 2012, from $444.1 million at June 30, 2011.  The primary reason for the large decrease in deposits was due to our mutual-to-stock conversion which closed on July 7, 2011, for which we held approximately $113 million in escrow deposit balances at June 30, 2011.  Total borrowings increased to $75.0 million at June 30, 2012 from $22.5 million at June 30, 2011.  Stockholders’ equity increased to $86.6 million at June 30, 2012 from $39.4 million at June 30, 2011.

IF Bancorp, Inc. is the savings and loan holding company for Iroquois Federal Savings and Loan Association (the “Association”).  The Association, originally chartered in 1883 and headquartered in Watseka, Illinois,  conducts its operations from four full-service banking offices located in Watseka, Danville, Clifton, and Hoopeston, Illinois and a loan production and wealth management office in Osage Beach, Missouri.  The principal activity of the Association’s wholly-owned subsidiary, L.C.I. Service Corporation (“L.C.I.”), is the sale of property and casualty insurance.

Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Reform Act of 1995.  Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Selected Income Statement Data

(Dollars in thousands, except share and per share data)

Year Ended June 30, 2012	Year Ended June 30, 2011
Interest income	$ 18,001	$16,941
Interest expense	3,784	4,988
Net interest income	14,217	11,953
Provision for loan losses	1,125	1,351
Net interest income after provision for loan losses	13,092	10,602
Non-interest income	3,705	3,811
Non-interest expense	14,838	10,185
Income before taxes	1,959	4,228
Income tax expense	559	1,398

Net income	$ 1,400	$ 2,830

Earnings per share – basic and diluted (1)	$ 0.32	N/A
Weighted average shares outstanding – basic and diluted (1)	4,435,977	N/A

Performance Ratios

	Year Ended June 30, 2012	Year Ended June 30, 2011

Return on average assets	0.28%	0.68%
Return on average equity	1.66%	7.88%
Net interest margin on average interest earning assets	3.04%	3.05%

Selected Balance Sheet Data

(Dollars in thousands, except per share data)

Year Ended June 30, 2012	Year Ended June 30, 2011
Assets	$ 511,330	$ 510,816
Cash and cash equivalents	8,193	60,506
Investment securities	223,306	190,273
Net loans receivable	258,910	240,020
Deposits	344,485	444,065
Federal Home Loan Bank borrowings	75,000	22,500
Total stockholders’ equity	86,649	39,441
Book value per share (2)	18.01	N/A
Average stockholders’ equity to average total assets	17.09%	8.65%

Asset Quality

(Dollars in thousands)

Year Ended June 30, 2012	Year Ended June 30, 2011
Non-performing assets (3)	$ 6,622	$ 5,982
Allowance for loan losses	3,531	3,149
Non-performing assets to total assets	1.30%	1.17%
Allowance for losses to total loans	1.34%	1.29%

(1)	Shares outstanding do not include ESOP shares, not committed for release.

(2)	Total stockholders’ equity divided by shares outstanding of 4,811,255 at June 30, 2012.

(3)	Non-performing assets include non-accrual loans, loans past due 90 days or more and accruing (none), and foreclosed assets held for sale.